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Exhibit 3.01

DEXCOM, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

        DEXCOM, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1.     The name of the corporation is Dexcom, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 13, 1999.

          2.     Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of this corporation's prior Amended and Restated Certificate of Incorporation.

          3.     The terms and provisions of this Amended and Restated Certificate of Incorporation have been duly approved by vote of the required number of shares of outstanding stock of this corporation pursuant to Subsection 242 of the General Corporation Laws of the Stare of Delaware.

          4.     The text of the Amended and Restated Certificate of Incorporation is as hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 29th day of December, 2004.

DEXCOM, INC.
/s/ STEVEN J. KEMPER Steven J. Kemper Vice President and CFO

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DEXCOM, INC.,
a Delaware Corporation

ARTICLE I

        The name of this corporation is DexCom, Inc.

ARTICLE II

        The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

        The nature of the business and the purposes to be conducted and promoted by the corporation shall be to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

        A.    Classes of Stock.    This corporation is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 86,047,592 shares. 50,000,000 shares shall be Common Stock with a par value of $0.001 per share and 36,047,592 shares shall be Preferred Stock with a par value of $0.001 per share, 3,000,000 of which are designated "Series A Preferred Stock," 11,304,114 of which are designated "Series B Preferred Stock", 13,043,478 of which are designated "Series C Preferred Stock" and 8,700,000 of which are designated "Series D Preferred Stock" (the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are collectively referred to herein as "Series Preferred Stock").

        B.    Rights Preferences and Restrictions of Preferred Stock.    The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series Preferred Stock are as set forth below in this Article IV(B). Subject to Section 6 of this Article IV(B), the Board of Directors of the Company (the "Board") is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with Section 6 of this Article IV(B) and any other applicable protective voting rights which have been or may be granted to the Series Preferred Stock or other series of Preferred Stock in Certificates of Determination or the corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Series Preferred Stock or any other series of Preferred Stock, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then-outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        1.    Dividend Provisions.

        (a)   In each calendar year, the holders of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Series A Preferred Stock or Common Stock of this corporation, at the annual rate of seven percent (7%) of the applicable Issue Price (as defined below) on each outstanding share of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, when, as and if declared by the Board. Such dividends shall not be cumulative. The "Original Series B Issue Price" of the Series B Preferred Stock shall be $1.44 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares of Series B Preferred Stock after the date of the filing of this Amended and Restated Certificate of Incorporation (the "Filing Date")). The "Original Series C Issue Price" of the Series C Preferred Stock shall be $2.30 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares of Series C Preferred Stock after the Filing Date). The "Original Series D Issue Price" of the Series D Preferred Stock shall be $2.6927 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares of Series D Preferred Stock after the Filing Date). The Original Series B Issue Price, the Original Series C Issue Price and the Original Series D Issue Price each may be referred to herein as the "Issue Price" (as applicable). Any partial payment made hereunder will be made pro rata among the holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock such that the aggregate amount to be paid shall be distributed ratably among the holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in proportion to the aggregate preferential amount each such holder is otherwise untitled to receive. The Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall also participate, pro rata on an as-converted to Common Stock basis, with any distribution made with respect to any class or series of stock having any preference or priority inferior to or on parity with any such preference or priority of the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock.

        (b)   Subject to the rights of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.075 per share per annum (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares of Series A Preferred Stock), when, as and if declared by the Board. Such dividends shall not be cumulative. Any partial payment will be made pro rata among the holders of Series A Preferred Stock such that an equal amount shall be paid with respect to each such share of Series A Preferred Stock held by them.

        (c)   Unless full dividends on the Series Preferred Stock for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart and the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock participate in full pursuant to the last sentence of Section 1(a) above, no dividend whatsoever (other than a dividend payable solely in

Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) shall be paid or declared, and no distribution shall be made, on any share of Common Stock.

        2.    Liquidation Preference.

        (a)    Series D Preferred Stock.    In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, prior and in preference to any distribution of any of the assets or funds of the corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or the holders of the Common Stock by reason of their ownership of such stock, the holders of the Series D Preferred Stock shall be entitled to be paid out of the assets of the corporation an amount per share of Series D Preferred Stock equal to the Original Series D Issue Price plus all declared and unpaid dividends on such shares of Series D Preferred Stock for each share of Series D Preferred Stock held by them (such amount the "Series D Liquidation Amount"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the aggregate preferential amount each such holder is otherwise entitled to receive.

        (b)    Series C Preferred Stock.    After the payment to the holders of Series D Preferred Stock as set forth in Section 2(a) above, the holders of the Series C Preferred Stock shall be entitled to be paid out of the assets of the corporation an amount per share of Series C Preferred Stock equal to the Original Series C Issue Price plus (i) $0.422128767123327 and (ii) all declared and unpaid dividends on such share of Series C Preferred Stock for each share of Series C Preferred Stock held by them (such amount the "Series C Liquidation Amount"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the aggregate preferential amount each such holder is otherwise entitled to receive.

        (c)    Series B Preferred Stock.    After the payment to the holders of Series D Preferred Stock and Series C Preferred Stock as set forth in Sections 2(a) and 2(b) above, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Series A Preferred Stock and Common Stock by reason of their ownership of such stock, an amount per share of Series B Preferred Stock equal to the Original Series B Issue Price plus (i) $0.41010410958957 and (ii) all declared and unpaid dividends of such shares of Series B Preferred Stock for each share of Series B Preferred Stock held by them (such amount the "Series B Liquidation Amount"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire remaining assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the aggregate preferential amount each such holder is otherwise entitled to receive.

        (d)    Series A Preferred Stock.    After the payment to the holders of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock as set forth in Sections 2(a), 2(b) and 2(c), the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership of such stock, an amount per share of Series A Preferred Stock equal to the Original Series A Issue Price plus all declared and unpaid dividends of such shares of Series A Preferred Stock for each share of Series A Preferred Stock held by them (such amount the "Series A Liquidation

Amount"). The "Original Series A Issue Price" of the Series A Preferred Stock shall be $1.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares of Series A Preferred Stock after the Filing Date). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire remaining assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the aggregate preferential amount each such holder is otherwise entitled to receive.

        (e)    Participation with Common Stock.    Upon the completion of the distributions required in Sections 2(a), 2(b), 2(c) and 2(d) and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the remaining assets of the corporation available for distribution to stockholders shall be distributed pro rata among the holders of Common Stock and Series Preferred Stock based on the number of shares of Common Stock such holders would be entitled to receive if they converted their Series Preferred Stock at such time; provided, however, that the holders of a series of Series Preferred Stock shall not be entitled to further participate in any distribution of the remaining assets of the corporation pursuant to this subparagraph (e) with respect to such series of Series Preferred Stock following receipt by such holders of Series Preferred Stock of aggregate distributions pursuant to this Section 2 equal to $5.00 for each outstanding share of Series A Preferred Stock, $4.32 for each outstanding share of Series B Preferred Stock, $6.90 for each outstanding share of Series C Preferred Stock, and $8.0781 for each outstanding share of Series D Preferred Stock (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares of Series Preferred Stock).

        (f)    (i)    For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to include (without limitation), (A) a consolidation or merger of the corporation with or into any other entity or entities or any other reorganization of this corporation in which the holders of the corporation's outstanding capital stock immediately before such consolidation, merger or reorganization do not, immediately after such consolidation, merger, or reorganization, retain stock or other ownership interests representing a majority of the voting power of the surviving entity or entities as a result of their stockholdings in the corporation immediately before such consolidation, merger or reorganization provided, however, that an equity financing primarily for capital raising purposes shall not be deemed to be a reorganization hereunder; or (B) a sale of all or substantially all of the assets of the corporation (any such occurrence being referred to as an "Acquisition").

           (ii)  In any of such events described in subsection 2(f)(i) above, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

            (A)  Securities not subject to investment letter or other similar restrictions on free marketability:

              (1)   If traded on a securities exchange or through The Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

              (2)   If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

              (3)   If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the corporation's Board and the holders of at least fifty percent (50%) of the voting power of all then outstanding shares of Series Preferred Stock.

            (B)  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsection 2(f)(ii)(A) (1), (2) or (3) hereof to reflect the approximate fair market value thereof, as mutually determined in good faith by the corporation's Board and the holders of at least fifty percent (50%) of the voting power of all then outstanding shares of Series Preferred Stock.

         (iii)  in the event the requirements of this subsection 2(f) are not complied with, this corporation shall forthwith either:

            (A)  cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with: or

            (B)  cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(f)(iv) below.

          (iv)  The corporation shall give each holder of record of Series Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock that are entitled to such notice rights or similar notice rights.

        (g)    No stockholder of the corporation shall enter into any transaction or series of related translations resulting in a liquidation, dissolution or winding up pursuant to the terms unless the terms of such transaction or transactions provide that the consideration to be paid to the stockholders of the corporation is to be allocated in accordance with the preferences and priorities set forth in this Section 2.

        3.    Redemption.

        (a)   At any time after December 1, 2007 (the "Redemption Date"), provided that the holders of not less than fifty percent (50%) of the voting power of all then outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class, provide written notice to the Company at any time not less than six months prior to the Redemption Date that all of the outstanding Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock be redeemed, and concurrently with surrender by the holders of the certificates representing such shares, this corporation shall, to the extent it may lawfully do so, redeem all outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. The corporation shall effect such redemption by paying the holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in cash therefor a sum per share of Series B Preferred Stock (the "Series B Redemption Price"), Series C Preferred Stock (the "Series C Redemption Price") and Series D Preferred

Stock (the "Series D Redemption Price") equal to the Series B Liquidation Amount, Series C Liquidation Amount and Series D Liquidation Amount, respectively (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares of Series Preferred Stock after the Filing Date).

        (b)   At least fifteen (15) but no more than thirty (30) days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Series B Redemption Price, the Series C Redemption Price, and the Series D Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection 3(c) hereof, on or after the Redemption Date each holder of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

        (c)   From and after the Redemption Date, unless there shall have been a default in payment of the Series B Redemption Price, the Series C Redemption Price and/or the Series D Redemption Price, all rights of the holders of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock designated for redemption in the Redemption Notice as holders of such stock (except the right to receive the Series B Redemption Price, Series C Redemption Price or Series D Redemption Price, as the case may be, without interest upon surrender of their certificate or certificates), shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem shares ratably in proportion to the aggregate Series B Redemption Price, Series C Redemption Price and aggregate Series D Redemption Price for the shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by stockholders on the Redemption Date). The shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obliged to redeem on the Redemption Date but which it has not redeemed.

        (d)   Series A Preferred Stock.    The Series A Preferred Stock is not redeemable.

        4.    Conversion.    The holders of the Series Preferred Stock shall have conversion rights as follows:

          (a)   Right to Convert.    Each share of Series Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or of any transfer agent for such stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue

  Price for such series of Series Preferred Stock by the "Conversion Price" applicable to such share, determined as hereinafter provided, in effect on the date that the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 4(d) below. The initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price; provided, however, that the Conversion Price for the Series B Preferred Stock shall be subject to adjustment as set forth in Section 4(d) below. The initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price; provided, however, that the initial Conversion Price for the Series C Preferred Stock shall be subject to adjustment as set forth in Section 4(d) below. The initial Conversion Price per share for shares of Series D Preferred Stock shall be the Original Series D Issue Price; provided, however, that the initial Conversion Price for the Series D Preferred Stock shall be subject to adjustment as set forth in Section 4(d) below.

          (b)   Automatic Conversion.

              (i)  On Approved IPO.    Each share of Series Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series Preferred Stock immediately upon (except as provided in subsection 4(c) below) the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with proceeds to the corporation net of underwriter's fees to the corporation of not less than $25,000,000 and a price to the public of not less than $4.15 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like following the Filing Date) (an "Approved IPO").

             (ii)  By Consent of Series A and B.    Each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Series Preferred Stock immediately upon (except as provided in subsection 4(c) below) the date specified by written consent or agreement of the holders of at least a majority of the voting power of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

           (iii)  By Consent of Series C and D.    Upon the written consent or agreement of the holders of at least a majority of the voting power of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, each share of Series C Preferred Stock and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series Preferred Stock immediately upon (except as provided in subsection 4(c) below) the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, with proceeds to the corporation net of underwriter's fees to the corporation of not less than $25,000,000 and a price to the public of less than $4.15 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like following the Filing Date) but not less than $2.6925 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like following the Filing Date).

            (iv)  By Consent of Series C.    Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for the Series C Preferred Stock immediately upon (except as provided in subsection 4(c) below)

    the date specified by written consent or agreement of the holders of at least a majority of the voting power of the then outstanding shares of Series C Preferred Stock.

             (v)  By Consent of Series D.    Except as otherwise provided in Section 4(b) (iii) of this Article IV(B) each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for the Series D Preferred Stock immediately upon (except as provided in subsection 4(c) below) the date specified by written consent or agreement of the holders of at least a majority of the voting power of the then outstanding shares of Series D Preferred Stock.

          (c)   Mechanics of Conversion.    Before any holder of Series Preferred Stock shall be entitled to convert the some into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act or any other transaction set forth in subsection 2(f)(i) hereof, the conversion may, at the option of any holder tendering Series Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such transaction, in which event the person(s) entitled to receive the Common Stock upon such conversion of the Series Preferred Stock shall not be deemed to have converted such Series Preferred Stock until immediately prior to the closing of such sale of securities or the closing of such transaction.

          (d)   Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.    The Conversion Price of the Series Preferred Stock shall be subject to adjustment from time to time as follows:

              (i)  (A)  If the corporation shall issue, after the date upon which any shares of Series D Preferred Stock were first issued (the "Original Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for a series of Series Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all shares of Series Preferred Stock and all other securities convertible into or exchangeable for Common Stock at such time had been fully converted into or exchanged for shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into or exchanged for shares of Common Stock, if so convertible or exchangeable) as of such date. For purposes of adjusting the Conversion Price of a series of Preferred Stuck, the grant, issue or sale of Additional Stock consisting of the same class of security or warrants to purchase such security issued or issuable at the same price at two or more closings held within a six-month period shall be aggregated and shall be treated as one sale of Additional Stock occurring on the earliest date on which such securities were granted, issued or sold.

              (B)  No adjustment of the Conversion Price for the Series Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.

              (C)  In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

              (D)  In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board irrespective of any accounting treatment.

              (E)  In the case of the issuance (whether before, on or after the Original Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii) hereof:

                (1)   The aggregate maximum number of shares of Common Stock deliverable upon exercise assuming the satisfaction of any conditions to exercisability including, without limitation, the passage of time, but without taking into account potential antidilution adjustments of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and 4(d)(i)(D) hereof), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                (2)   The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange assuming satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and 4(d)(i)(D) hereof).

                (3)   In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities including, but not limited to, a change resulting from the antidilution provisions thereof the Conversion Price of the Series Preferred Stock, to the extent in any way affected by or computed using such options, tights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                (4)   Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Prior of the Series Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or tights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                (5)   The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E) (1) and (2) hereof shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E) (3) or (4) hereof.

             (ii)  "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation after the Original Purchase Date other than:

              (A)  shares of Common Stock issued pursuant to a transaction for which an adjustment is made pursuant to subsections 4(d)(iii), 4(e) or 4(f) hereof; or

              (B)  shares of Common Stock issuable or issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation after the Original Purchase Date directly or pursuant to incentive agreements, stock option plans, stock bonuses or awards, contracts or other arrangements approved by the Board (or a committee thereof) at any time following the Original Purchase Date, provided that the total number of shares of Common Stock so issuable or issued does not exceed 4,108,504 shares (appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) or such grater number as may be approved from time to time by the Board including a majority of the Preferred Stock Directors (as defined below) (the "Employee Reserve"); provided, however, that the Employee Reserve shall automatically be increased to include (1) shares of Common Stock not issued pursuant to such agreements, plans, bonuses, awards, contracts or other arrangements outstanding as of the Original Purchase Date (or approved thereafter) as a result of the termination or expiration of such arrangement, and (2) shares of Common Stock reacquired by this corporation from employees, directors, consultants or vendors at cost pursuant to agreements which permit the corporation to repurchase such shares upon termination of services to the corporation; or

              (C)  shares of Common Stock issued or issuable in a public offering before or in connection with which all outstanding shares of Series Preferred Stock will be converted to Common Stock; or

              (D)  shares of Common Stock issued upon conversion of the Series Preferred Stock; or

              (E)  shares of Common Stock or securities convertible into or exchangeable for Common Stock issued after the Original Purchase Date to lenders or lessors or strategic partners investing in this corporation primarily in connection with a commercial (non-financing) relationship with the corporation, pursuant to an arrangement approved by the Board following the Original Purchase Date; provided that at the time of any such issuance, the aggregate of such issuance and similar issuances do not exceed two hundred fifty thousand (250,000) shares of Common Stock (assuming full conversion and exercise of all convertible and exercisable securities, such amount being subject to adjustment in the event of any stock dividend, combination, split, recapitalization and the like) or such additional shares of Common Stock or securities convertible into or exchangeable for Common Stock as may be approved by the Board, including a majority of the Preferred Stock Directors (the "Strategic Reserve");

              (F)   shares of Common Stock and Preferred Stock issued upon exercise of options, warrants or other convertible securities outstanding as of the Original Purchase Date; or

              (G)  such additional shares of Common Stock or Preferred Stock as may be expressly designated from time to time in writing signed by holders of at least a majority of the then outstanding Series Preferred Stock as not constituting shares of "Additional Stock" hereunder.

           (iii)  In the event the corporation should at any time or from time to time after the Original Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), than, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E) hereof.

            (iv)  If the number of shares of Common Stock outstanding at any time after the Original Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the number of outstanding shares of Common Stock.

          (e)   Other Distributions.    In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii) hereof, then, in each such case for the purpose of this subsection 4(e) hereof the holders of the Series Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

          (f)    Recapitalizations, Reclassification, Reorganizations, Mergers and Consolidations.

              (i)  Adjustment for Reclassification, Exchange and Substitution.    If at any time or from time to time after the Original Purchase Date the Common Stock issuable upon the conversion of any series of Series Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by an event for which adjustment is otherwise made under Section 4(d)(iii) or (iv), under Section 4(e) or Section 4(f)(ii)), then in any event each holder of such series of Series Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of such series of Series Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms hereof.

             (ii)  Reorganizations, Mergers and Consolidations.    If at any time or from time to time after the Original Purchase Date there is a reorganization of the corporation (other than a recapitalization, reclassification or other exchange of shares provided for elsewhere in Section 4(f)(i) or by an event for which adjustment is made under Section 4(d)(iii) or (iv) or under Section 4(e)) or a merger or consolidation of the corporation with or into another entity (excluding an Acquisition), then, as part of such reorganization, merger or consolidation, provision shall be made so that the holders of each series of Series Preferred Stock thereafter shall be entitled to receive, upon conversion of shares of such series of Series Preferred Stock, the number of shares of stock or other securities or property of the corporation, or of such successor entity resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(f)(ii) with respect to the rights of the holders of Series Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 4(f)(ii) (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Series Preferred Stock) shall be applicable after the event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 4(f)(ii) shall similarly apply to successive reorganizations, mergers and consolidations.

          (g)   No Fractional Shares and Certificate as to Adjustments.

              (i)  No fractional shares shall be issued upon conversion of any share or shares of the Series Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, after aggregating all shares of Common Stock of such holder, the corporation shall pay cash equal to such fraction multiplied by the then effective fair market value of such shares of Preferred Stock.

             (ii)  Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall cause independent public accountants selected by the corporation and reasonably acceptable to the holders of a majority of the Series Preferred Stock (who may be the independent public accountants then auditing the books of the corporation) to promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series Preferred Stock.

          (h)   Notices of Record Date.    In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. In the event the corporation shall propose to take any action of the type or types requiring an adjustment to the Conversion Price or the number or character of the Series Preferred Stock as set forth herein, the corporation shall mail written notice of such proposed action to each holder of Series Preferred Stock, at least thirty (30) days prior to the taking of such proposed action.

          (i)    Reservation of Stock Issuable Upon Conversion.    This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

          (j)    Notices.    Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her, or its address appearing on the books of this corporation.

        5.    Voting Rights.

        (a)   General.    The holder of each share of Series Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting tights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as otherwise provided by law or this Certificate of Incorporation (including, without limitation, Section 6 of this

Article IV(B), the holders of Series Preferred Stock shall vote on an as-converted to Common Stock basis with the holders of the outstanding shares of Common Stock, and not as a separate class or series.

        (b)   Election of Directors.    The Board shall consist of nine (9) directors subject to increase in accordance with Section 6 below. If no Series Preferred Stock is outstanding, the holders of Common Stock will elect all directors. In the event there are any shares of Series A Preferred Stock outstanding, the holders of Series A Preferred Stock, voting as a class, shall be entitled to elect one (1) director to the Board of the corporation (the "Series A Director"). In the event there are shares of Series B Preferred Stock outstanding, the holders of Series B Preferred Stock, voting as a class, shall be entitled to elect one (1) director to the Board of the corporation (the "Series B Director"). In the event that there are shares of Series C Preferred Stock outstanding, the holders of Series C Preferred Stock, voting as a class, shall be entitled to elect one (1) director to the Board of the corporation (the "Series C Director"). In the event that there are shares of Series D Preferred Stock outstanding, the holders of Series D Preferred Stock, voting as a class, shall be entitled to elect one (1) director to the Board of the corporation (the "Series D Director"). The Series A Director, Series B Directors, Series C Director and Series D Director are collectively referred to herein as the "Preferred Stock Directors"). For so long as any Series Preferred Stock is outstanding, the holders of Common Stock, voting as a class, shall have the right to elect one (1) director to the Board of the corporation. The remaining directors of the corporation shall be elected only upon the vote or written consent of the holders of a majority of the outstanding Common Stock and Series Preferred Stock (calculated on an as-converted to Common Stock basis), voting together as a single class.

        6.    Protective Provisions.

        (a)   Series D Preferred Stock.    So long as shares of Series D Preferred Stock are outstanding, this corporation shall not (whether by merger, consolidation, amendment of charter documents, filing of certificate of designation, by operation of law, or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock:

          (A)  amend this corporation's Certificate of Incorporation, bylaws or any certificates of designation, or approve any certificate of designation, so as to adversely affect the rights, preferences or privileges of or the restrictions provided for the benefit of the Series D Preferred Stock; provided, however, that notwithstanding anything to the contrary in this Section 6(a), no separate consent of the Series D Preferred Stock shall be required for any approval or consummation of an Acquisition in which holders of Series D Preferred Stock receive an amount per share at least equal to the Series D Liquidation Amount.

          (B)  increase the number of authorized shares of Series D Preferred Stock;

          (C)  except as otherwise specifically provided herein, authorize or issue, or obligate itself to issue, any other equity security (other than shares of any series of Series Preferred Stock that is authorized hereunder as of the Filing Date), including any other security convertible into or exercisable for any such equity security, having a preference over, or being on a parity with, the Series D Preferred Stock with respect to any of the rights, privileges or preferences of, or restrictions provided for the benefit of the Series D Preferred Stock; or

          (D)  reclassify, or obligate itself to reclassify, any other equity security outstanding, including any other security convertible into or exercisable for any equity security, such that the reclassified security has a preference over, or is made on a parity with, the Series D Preferred Stock with respect to any of the rights, privileges or preferences of, or restrictions provided for the benefit of the Series D Preferred Stock.

        (b)   Series C Preferred Stock and Series D Preferred Stock.    So long as shares of Series C Preferred Stock or Series D Preferred Stock are outstanding, this corporation shall not (whether by merger, consolidation, amendment of charter documents, filing of a certificate of designation, operation of law or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at a majority of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, voting together on an as-converted to Common Stock basis:

          (A)  approve or consummate any Acquisition or any other liquidation, dissolution or winding up of the corporation;

          (B)  amend this corporation's Certificate of Incorporation so as to modify the definitions of the terms "Approved IPO" or "Acquisition" as set forth in Sections 4(b) and 2(f)(i) herein, respectively;

          (C)  redeem or repurchase any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to either the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment, or the redemption of certain series of Series Preferred Stock pursuant to and in accordance with Section 3 hereof; or

          (D)  increase the authorized number of Board members from nine (9).

          (E)  declare or pay any dividend or other distribution upon shares of capital stock of this corporation; provided however that this restriction shall not apply to any matter exempted from subsection (C) above; or

          (F)   file or commence a case, proceeding or other action under any law governing bankruptcy, insolvency or relief of debtors or seek appointment of a receiver, trustee, custodian or any similar person for this corporation.

        (c)   Series C Preferred Stock.    So long as shares of Series C Preferred Stock are outstanding, this corporation shall not (whether by merger, consolidation, amendment of charter documents, filing of certificate of designation, by operation of law, or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock:

          (A)  amend this corporation's Certificate of Incorporation, bylaws or any certificates of designation, or approve any certificate of designation, so as to adversely affect the rights, preferences or privileges of or the restrictions provided for the benefit of the Series C Preferred Stock; provided, however, that notwithstanding anything to the contrary in this Section 6(c), no separate consent of the Series C Preferred Stock shall be required for any approval or consummation of an Acquisition in which holders of Series C Preferred Stock receive an amount per share at least equal to the Series C Liquidation Amount.

          (B)  increase the number of authorized shares of Series C Preferred Stock; or

          (C)  except as otherwise specifically provided herein, authorize or issue, or obligate itself to issue, any other equity security (other than shares of any series of Series Preferred Stock that is authorized hereunder as of the Filing Date), including any other security convertible into or exercisable for any such equity security, having a preference over, or being on a parity with, the Series C Preferred Stock with respect to any of the rights, privileges or preferences of, or restrictions provided for the benefit of the Series C Preferred Stock; or

          (D)  reclassify, or obligate itself to reclassify, any other equity security outstanding, including any other security convertible into or exercisable for any equity security, but excluding the Series D Preferred Stock, such that the reclassified security has a preference over, or is made on a parity with, the Series C Preferred Stock with respect to any of the rights, privileges or preferences of, or restrictions provided for the benefit of the Series C Preferred Stock.

        (d)   Series A and B Preferred Stock.    So long as shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, this corporation shall not (whether by merger, consolidation, amendment of charter documents, filing of a certificate of designation, operation of law, or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together on an as-converted to Common Stock basis:

          (A)  amend this corporation's Certificate of Incorporation, bylaws or any certificates of designation, or approve any certificate of designation, so as to adversely affect the rights, preferences or privileges of or the restrictions provided for the benefit of the Series A or Series B Preferred Stock; provided, however, that notwithstanding anything to the contrary in this Section 6(d), no separate consent of the Series A and Series B Preferred Stock shall be required for any approval or consummation of an Acquisition in which holders of Series A and Series B Preferred Stock receive an amount per share at least equal to the Series A Liquidation Amount and Series B Liquidation Amount, respectively.

          (B)  increase the number of authorized shares of Series A or Series B Preferred Stock; or

          (C)  reclassify, or obligate itself to reclassify, any other equity security outstanding, including any other security convertible into or exercisable for any equity security, but excluding the Series C Preferred Stock and the Series D Preferred Stock, such that the reclassified security has a preference over, or is made on a parity with, the Series A or Series B Preferred Stock with respect to any of the rights, privileges or preferences of, or restrictions provided for the benefit of the Series A or Series B Preferred Stock.

        (e)   Series Preferred Stock.    So long as any shares of Series Preferred Stock are outstanding, this corporation shall not (whether by merger, consolidation, amendment of charter documents, filing of a certificate of designation, operation of law, or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at a majority of the then outstanding shares of Series Preferred Stock, voting together on an as-converted to Common Stock basis:

            (i)  merge into or consolidate with any other corporation or entity (other than a wholly owned subsidiary corporation) that does not constitute an Acquisition;

           (ii)  amend the corporation's Certificate of Incorporation, Bylaws or any certificates of designation so as to adversely affect the rights, preferences and privileges of the or the restrictions provided for any series of the Series Preferred Stock;

         (iii)  increase the authorized number of Board members from nine (9);

          (iv)  pay dividends or make other distributions on the capital stock of the corporation, provided, however, that this restriction shall not apply to matters exempted under subsection (v) below;

           (v)  redeem or repurchase any share or shares of Preferred Stock or Common Stock; provided however, that this restriction shall not apply to either the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment, or the redemption of certain series of Series Preferred Stock pursuant to Section 3 hereof;

          (vi)  incur debt (other than (A) bank and lease credit facilities having an aggregate amount not to exceed $5 million and (B) trade payables); or

         (vii)  issue any security of a subsidiary of the corporation, other than to the corporation itself.

        7.    Status of Converted Stock.    In the event any shares of Series Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the corporation. The Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

        C.    Common Stock.

          1.    Dividend Rights.    Subject to the rights of holders of all classes of stock at the time outstanding having rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board.

          2.    Liquidation Rights.    Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

          3.    Redemption.    The Common Stock is not redeemable.

          4.    Voting Rights.    The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

        The corporation is to have perpetual existence.

ARTICLE VI

        Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title S of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the same compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the Creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE VII

        For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          (a)   The management of the business and the conduct of the affairs of the corporation shall be vested in its Board. Subject to the provisions of Article IV(B) hereof, the number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

          (b)   After the original or other Bylaws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the Board of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provision of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders of the corporation entitled to vote unless provisions for such classification shall be set forth in this Certificate of Incorporation.

          (c)   Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

ARTICLE VIII

        The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provision of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

ARTICLE IX

        The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

ARTICLE X

        From time to time, subject to Section 6 of Article IV(B) hereof, any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this Certificate of Incorporation are granted subject to the provisions of this Article X.

ARTICLE XI

        Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

ARTICLE XII

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the corporation.

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DEXCOM, INC. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION